This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated August 8, 2002 (the 'Offer to Purchase'), and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by Merrill Lynch & Co. (the 'Dealer Manager') or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                           All Outstanding Shares of
                 Class A Common Stock and Class B Common Stock
                                       of
                              NCS HEALTHCARE, INC.
                                       at
                              $3.50 NET PER SHARE
                                       by
                             NCS ACQUISITION CORP.,
                          a wholly-owned subsidiary of
                                 OMNICARE, INC.

    NCS Acquisition Corp., a Delaware corporation ('Purchaser') and a wholly-owned subsidiary of Omnicare, Inc., a Delaware corporation ('Omnicare'), is offering to purchase all outstanding shares of class A common stock, par value $0.01 per share ('Class A Common Stock'), of NCS HealthCare, Inc., a Delaware corporation (the 'Company'), and all outstanding shares of class B common stock, par value $0.01 per share ('Class B Common Stock' and, together with Class A Common Stock, the 'Shares'), of the Company, at a price of $3.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, and in the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the 'Offer'). All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Offer to Purchase.

--------------------------------------------------------------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
              NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 5, 2002,
                          UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    The purpose of the Offer and the proposed second-step merger is to enable Omnicare to acquire control of, and the entire equity interest in, the Company. Omnicare currently intends, as soon as practicable following consummation of the Offer, to seek to have Purchaser consummate a merger with and into the Company (the 'Proposed Merger'), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Omnicare. Pursuant to the Proposed Merger, at the effective time of the Proposed Merger, each then-outstanding Share that is not owned by Omnicare, Purchaser or other subsidiaries of Omnicare (other than Shares owned by the Company or held by stockholders, if any, who properly exercise their appraisal rights under the Delaware General Corporation Law (the 'DGCL')) would be converted, pursuant to the terms of the Proposed Merger, into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO 12:00 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 5, 2002, OR THE LATEST TIME AND DATE AT WHICH THE OFFER, IF EXTENDED BY PURCHASER, SHALL EXPIRE (SUCH TIME BEING THE 'EXPIRATION DATE'), THAT NUMBER OF SHARES REPRESENTING, TOGETHER WITH THE SHARES OWNED BY OMNICARE, AT LEAST A MAJORITY OF THE TOTAL VOTING POWER OF ALL OF THE OUTSTANDING SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER, CALCULATED ON A FULLY-DILUTED BASIS AFTER CONSUMMATION OF THE OFFER; (II) THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 28, 2002, BY AND AMONG GENESIS HEALTH VENTURES, INC. ('GENESIS'), GENEVA SUB, INC. AND THE COMPANY (AS MAY BE AMENDED, THE 'GENESIS AGREEMENT') HAVING BEEN TERMINATED ON SUCH TERMS AS MAY BE SATISFACTORY TO OMNICARE; (III) THE VOTING AGREEMENT BY AND AMONG JON H. OUTCALT, THE COMPANY AND GENESIS AND THE VOTING AGREEMENT BY AND AMONG KEVIN B. SHAW, THE COMPANY AND GENESIS, EACH DATED AS OF JULY 28, 2002 (AS EACH MAY BE AMENDED), HAVING BEEN TERMINATED ON SUCH TERMS AS MAY BE SATISFACTORY TO OMNICARE; (IV) THE PROVISIONS OF SECTION 203 OF THE DGCL NOT APPLYING TO OR OTHERWISE RESTRICTING THE OFFER AND THE PROPOSED MERGER OR ANY SUBSEQUENT BUSINESS COMBINATION INVOLVING THE COMPANY AND OMNICARE; (V) ANY WAITING PERIODS UNDER APPLICABLE ANTITRUST LAWS HAVING EXPIRED OR TERMINATED;
(VI) THE COMPANY'S STOCKHOLDERS NOT HAVING APPROVED THE GENESIS AGREEMENT;
(VII) THE COMPANY NOT HAVING ENTERED INTO OR EFFECTUATED ANY AGREEMENT OR TRANSACTION WITH ANY PERSON OR ENTITY HAVING THE EFFECT OF IMPAIRING OMNICARE'S ABILITY TO ACQUIRE THE COMPANY OR OTHERWISE DIMINISHING THE EXPECTED ECONOMIC VALUE TO OMNICARE OF THE ACQUISITION OF THE COMPANY; (VIII) THE PROVISIONS OF
ARTICLE VI OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION BEING INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER AND (IX) THE TERMINATION FEE PROVISION IN THE GENESIS AGREEMENT HAVING BEEN INVALIDATED OR THE OBLIGATION TO PAY ANY AMOUNTS PURSUANT TO SUCH PROVISION HAVING BEEN TERMINATED, WITHOUT ANY TERMINATION FEE, OR ANY PORTION THEREOF, HAVING BEEN PAID BY THE COMPANY OR ANY OF ITS AFFILIATES PURSUANT TO THE GENESIS AGREEMENT. THE SATISFACTION OR EXISTENCE OF ANY OF THE CONDITIONS TO THE OFFER, INCLUDING THOSE SET FORTH IN CLAUSES (I) THROUGH (IX) ABOVE, WILL BE DETERMINED BY OMNICARE IN ITS SOLE DISCRETION. ANY AND ALL OF THE CONDITIONS TO THE OFFER, INCLUDING THOSE SET FORTH IN CLAUSES (I) THROUGH (IX) ABOVE, MAY BE WAIVED (TO THE EXTENT LEGALLY PERMISSIBLE) BY OMNICARE OR PURCHASER, IN THEIR SOLE DISCRETION. THE OFFER IS NOT CONDITIONED ON OBTAINING FINANCING.

    OMNICARE IS SEEKING TO NEGOTIATE WITH THE COMPANY WITH RESPECT TO THE ACQUISITION OF THE COMPANY BY OMNICARE OR PURCHASER. OMNICARE AND PURCHASER RESERVE THE RIGHT TO (I) AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED AND AMENDING THE PURCHASE PRICE) UPON ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY OR (II) NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY THAT DOES NOT INVOLVE A TENDER OFFER, PURSUANT TO WHICH MERGER AGREEMENT PURCHASER WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF THE MERGER CONTEMPLATED BY SUCH MERGER AGREEMENT, BE CONVERTED INTO CASH, COMMON STOCK OF OMNICARE AND/OR OTHER SECURITIES IN SUCH AMOUNTS AS ARE NEGOTIATED BY OMNICARE AND THE COMPANY.

    For purposes of the Offer, Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if Purchaser gives oral or written notice of its acceptance to The Bank of New York (the 'Depositary'). Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary. The Depositary will act as agent for all tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. If we increase the consideration to be paid for Shares, we will pay such increased consideration for all Shares purchased pursuant to the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility, (ii) a properly completed and duly executed Letter of Transmittal and
(iii) any other required documents. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

    Subject to the applicable rules and regulations of the Securities and Exchange Commission, Purchaser reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open, and thereby delaying acceptance for payment of, and the payment for, any Shares and (ii) to amend the Offer in any other respect, by giving oral or written notice of such extension or amendment to the Depositary. Any such extension or amendment will be followed as promptly as practicable by public announcement thereof and, in the case of such extension, no later than 9:00 a.m., New York City time on the next business day after the previously scheduled Expiration Date.

    Purchaser does not currently intend to include a subsequent offering period in the Offer, although it reserves the right to do so in its sole discretion. Under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), Rule 14d-7, no withdrawal rights apply to Shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. Purchaser will pay the same consideration to stockholders tendering Shares in the Offer or in a subsequent offering period, if it includes one.

    Tendering stockholders may withdraw tenders of Shares made pursuant to the Offer at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after October 6, 2002 unless such Shares are accepted for payment as provided in the Offer to Purchase. If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares pursuant to the Offer for any reason or is unable to accept Shares for payment pursuant to the Offer for any reason then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on Purchaser's behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in the Offer to Purchase.

    To withdraw tendered Shares, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in 'The
Offer -- Procedures for Tendering Shares' of the Offer to Purchase at any time prior to the Expiration Date.

    Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and its determination shall be final and binding. None of Omnicare, Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

    Pursuant to Exchange Act Rule 14d-5 and Section 220 of the DGCL, requests are being made to the Company for use of the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. Upon compliance by the Company with such requests, the Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists for subsequent transmittal to beneficial owners of Shares.

    The information required to be disclosed by Exchange Act Rule 14d-6(d)(1) is contained in the Offer to Purchase and is incorporated herein by reference.

    THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent at its address and telephone numbers set forth below. No fees or commissions will be paid to brokers, dealers or other persons (other than the Depositary, the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:
                               [Innisfree Logo]

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                  Stockholders Call Toll-Free: (888) 750-5834
                 Banks and Brokers Call Collect: (212) 750-5833

                      The Dealer Manager for the Offer is:
                              MERRILL LYNCH & CO.
                          Four World Financial Center
                            New York, New York 10080
                         Call Toll Free: (866) 276-1462

August 8, 2002